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JOHNSON CONTROLS, INC.

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Johnson Controls, Inc. 5757 N. Green Bay Avenue PO Box 591 Milwaukee, Wisconsin 53201-0591 Tel +414-524-1200
December 2009
Dear Shareholder,
Fiscal 2009 represented a year of uncertainty and exceptional challenges for your company as we experienced the most severe economic downturn in decades. In virtually every region and industry around the world, market demand declined to historically low levels.
We entered 2009 with two of our markets already depressed—residential heating, ventilating and air-conditioning (HVAC) and North American automotive. Residential HVAC demand in 2009 was as much as 80 percent lower than the peak. As the year progressed, automotive production in North America worsened, dropping to levels last seen in 1961. European automotive production, which looked to be stable at the beginning of the year, ultimately declined more than 40 percent compared with 2008.
Many of our suppliers and customers experienced significant financial distress. Two of our largest customers, General Motors and Chrysler, filed for bankruptcy in the spring, but due to U.S. government support, the impact of these business failures on Johnson Controls and the overall economy was minimal.
The economic environment was made worse by failures in the financial sector, which led to a tightening of the credit markets and limited access to capital.
We took early action to respond to the economic environment, improving our cost structure and liquidity. The restructuring we announced at the end of fiscal 2008 was followed by a smaller restructuring in March 2009. Over the course of the year, we closed 30 plants, primarily in our Automotive Experience business.
We prioritized our capital spending and drove working capital improvements in all three of our businesses. In March 2009, we issued $800 million in convertible debt, a transaction that improved our liquidity and credit ratings.
Through these efforts and with the support of our employees and management team, we were able to reverse the losses we experienced in the first half of the year and return to solid profitability in the last two quarters. This turnaround was achieved without the benefit of any meaningful improvement in our end markets.
We know the importance of our long-standing dividend to our shareholders. I am pleased that we maintained our dividend in 2009 at a time when many companies either cut or eliminated this shareholder benefit.
In spite of the difficult year, we continued to invest in our growth initiatives. We expanded our sales force for our energy efficiency offerings and took actions to accelerate our growth in emerging geographic markets. These investments, along with our improved cost structure, enabled Johnson Controls to enhance its competitive position in each of our businesses. As a result, we believe your company is well-positioned to return to sustainable, profitable growth in 2010.
- OVER -

Our accomplishments would not have been possible without the commitment and dedication of our 130,000 employees around the world. They come to work focused on delivering value to our customers each and every day. I am appreciative of the sacrifices they have made over this past year and thank them for their important contributions.
Leadership Change
In September, the Directors of Johnson Controls elected David Abney, Senior Vice President and Chief Operating Officer for UPS, to our Board. David brings impressive operational experience, and I know that he will provide valued counsel to your company.
Social Responsibility
We were very proud to be recognized by the U.S. National Minority Supplier Development Council as its Corporation of the Year. We will continue our commitment to sourcing from minority- and women-owned businesses and look forward to our continued membership in the Billion Dollar Roundtable.
Our Blue Sky Involve program gained momentum in volunteerism and community service with 650 projects globally, an increase of 22 percent over the previous year. We contributed over $10 million in charitable giving this past year to communities where our employees live and work.
Our work in sustainability and the environment was recognized in numerous ways over the past year, including Newsweek magazine’s ranking of Johnson Controls as the 11th greenest company among America’s 500 largest corporations.
Communication
There are many opportunities to learn more about your company. At the www.johnsoncontrols.com Web site, you can sign up to automatically receive emails of important news releases. You can also access quarterly earnings conference calls as well as financial analyst presentations. The 2009 Business and Sustainability Report, which provides a detailed look at our business, environmental and social performance is now available on-line.
We are always interested in your comments, suggestions and questions. Please contact Shareholder Services at 414-524-2363 or by email at shareholder.services@jci.com.
Thank you for your continued support of Johnson Controls.
Sincerely,
Stephen A. Roell
Chairman, President and Chief Executive Officer
This communication should not be regarded as proxy solicitation material.